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                                                              EXHIBIT 10.24

                       AMERICAN GAMING & ENTERTAINMENT, LTD.
                       _____________________________________
One Woodland Avenue
Paramus, New Jersey 07652
                                     Phone: 201-689-0189  Fax: 201-689-0185

November 5, 1997

Richard C. Breeden, Trustee
Shamrock Holdings Group, Inc.
Two Clinton Square
Syracuse, NY 13202

Dear Mr. Breeden:

     This letter is to confirm certain agreements between Shamrock Group Holdings, Inc. ("Shamrock") and American Gaming & Entertainment, Ltd. ("AGEL"). The parties have agreed to the following:

     1. AGEL will pay Shamrock $125,000 from the proceeds of $625,000 from the sale of 12,500 shares of Multimedia Games, Inc. preferred stock. Such payment shall reduce AGEL's indebtedness to Shamrock. AGEL hereby confirms that $375,000 of such proceeds were used to settle a lawsuit brought by IGT against AGEL. AGEL also hereby confirms that such stock was sold to an unaffiliated third party through an independent broker/dealer and agrees to provide Shamrock with details of such sale.

     2. Pursuant to the term sheet executed on October 22, 1997, if approved by the United States Bankruptcy Court, Southern District of Mississippi and the United States Bankruptcy Court, Northern District of New York, President Mississippi Charter Corporation ("PMCC") shall pay into an escrow account for the benefit of the creditors of AMGAM Associates ("AMGAM") and American Gaming and Resorts of Mississippi, Inc. ("AGRM") (i) $1,525,000 in the fourth quarter of 1997 and (ii) a monthly charter payment of $215,000 for 28 1/2 months, commencing December 1, 1997 and ending on April 15, 2000. Pursuant to an agreement between AGEL, Shamrock and the committees for unsecured creditors in the bankruptcy proceedings of AMGAM and AGRM, AGEL and Shamrock, collectively, will be entitled to 75% of such amounts. Shamrock will receive directly from such escrow account 60% (80% of 75%) of any charter payments for the Gold Coast Barge and 67.5% (90% of 75%) of any net proceeds from the sale of the Gold Coast Barge. Shamrock shall therefore be entitled to receive from the payments to be made by PMCC (i) $915,000 and (ii) a monthly charter payment of $129,000.
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Shamrock agrees that receipt of such funds shall reduce AGEL's indebtedness to Shamrock by the amount of such funds.

     3. AGEL and Shamrock shall continue discussions regarding AGEL's indebtedness to Shamrock, including, without limitation, the possible payment by AGEL to Shamrock of (a) the remaining proceeds ($125,000) received by AGEL from the sale of the Multimedia Games, Inc. preferred stock, (b) any funds received by AGEL from the chartering of the Gold Coast Barge ($228,750 anticipated in the fourth quarter of 1997 and anticipated monthly charter payments of $32,250, based on 20% of 75% of total funds received) or (c) any funds received by AGEL from the sale of the Gold Coast Barge (10% of 75% of the net proceeds from any such sale).


AMERICAN GAMING & ENTERTAINMENT, LTD.


/s/ J. Douglas Wellington
_________________________
By: J. Douglas Wellington
President & CEO



AGREED
SHAMROCK HOLDINGS GROUP, INC.


/s/ Richard C. Breeden
______________________
By: Richard C. Breeden
Trustee